EXHIBIT 99.6

JOINT FILING AGREEMENT

Harry Kletter, Roberta Kletter, The Harry Kletter Family Limited Partnership and K & R, LLC each hereby agree, in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, that the Schedule 13D filed herewith, and any amendments thereto, relating to the shares of common stock of Industrial Services of America, Inc. is, and will be, jointly filed on behalf of each such person and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned hereby executes this Agreement as of the date set forth below.

Dated: December 11, 2013

/s/ Harry Kletter
Signature
Harry Kletter
Name

/s/ Roberta Kletter
Signature
Roberta Kletter
Name

K & R, LLC

By:      /s/ Harry Kletter
Harry Kletter, Sole Member

THE HARRY KLETTER FAMILY LIMITED PARTNERSHIP

By:      /s/ Harry Kletter
Harry Kletter, General Partner